Exhibit 10.12

Summary of Non-Employee Director Compensation

Monthly Board Compensation

Each non-employee member of our board of directors (the “Board”) is paid the following fees per month based on his or her role:

Chairman of the Board	$1,600
Lead Independent Director	$1,600
Member of the Board	$1,275

Committee Attendance Compensation

Each non-employee committee member is paid the following fee for each committee meeting he or she attends based on his or her role on such committee:

Chairman of the Committee	$375
Member of the Committee	$325

Equity Compensation

Non-employee Board members may be eligible for equity awards from time to time at the discretion of the Board.